Exhibit 99.3

Wells Real Estate Fund XIII, L.P. Fact Sheet

DATA AS OF SEPTEMBER 30, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
ADIC	100%	28%	12/21/01	$13,169,834	N/A	N/A	N/A

American InterContinental University	100%	28%	9/19/03	$26,977,172	N/A	N/A	N/A

AmeriCredit	SOLD	28%	7/16/01	$12,541,466	4/13/05	$14,444,000	$4,019,952

John Wiley & Sons	SOLD	28%	12/12/02	$17,506,702	4/13/05	$21,530,000	$6,023,013

Siemens – Orlando	100%	47%	10/30/03	$11,709,127	N/A	N/A	N/A

Randstad – Atlanta	100%	47%	12/19/03	$6,529,980	N/A	N/A	N/A

7500 Setzler Parkway	100%	47%	3/26/04	$7,040,475	N/A	N/A	N/A

WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	March 2001 – March 2003

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 80% Tax-Preferred – 20%

AMOUNT RAISED	$37,751,487

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIII is in the holding phase of its life cycle. The fund now owns interests in five properties, having sold the AmeriCredit and John Wiley buildings. The remaining five properties are 100% leased to tenants in the beginning to middle of their lease terms.

The sale of the AmeriCredit and John Wiley buildings was a great start to 2005. The assets were sold as part of a larger portfolio sale, and the transaction reflected an increase over the initial purchase prices of both assets. As a result of this transaction, we announced the first net sale proceeds distribution scheduled for November 2005, totaling $10 million from the sales of these two properties.

The third quarter 2005 operating distributions to the Cash-Preferred unit holders were 6.5%, an increase from the 5.0% distribution rate from the prior quarter. We anticipate that operating distributions will remain at similar levels in the near-term since each of the assets is currently stabilized.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund XIII, L.P. Fact Sheet

DATA AS OF SEPTEMBER 30, 2005

Property Summary

•	The ADIC building, located in Denver, Colorado, is fully leased until 2011.

•	The American InterContinental University building is in Hoffman Estates, Illinois, a suburb of Chicago. This asset is now 100% leased, with AIU having expanded into the remaining vacant space. Lease expirations are spread between 2006 and 2010.

•	The AmeriCredit building, located in Jacksonville, Florida, was sold on April 13, 2005, and $4,019,952 in net sale proceeds has been allocated to the fund. The November 2005 distribution includes $4,002,754 of these proceeds. The remaining $17,198 is being reserved for ongoing operations.

•	John Wiley & Sons is located in Indianapolis, Indiana. This asset was sold on April 13, 2005, and $6,023,013 in net sale proceeds has been allocated to the fund. The November 2005 distribution includes $5,997,246 of these proceeds. The remaining $25,767 is being reserved for ongoing operations.

•	The Siemens – Orlando building was acquired in October 2003. The property is 100% leased to four tenants, and the major lease to Siemens extends to 2009.

•	Randstad – Atlanta was acquired in December 2003. This office property is 100% leased, and the expiration is in 2013.

•	7500 Setzler Parkway is located in Brooklyn Park, Minnesota. This asset was acquired in March 2004, and is 100% leased to R. R. Donnelley & Sons until 2010.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/04(3)
Per “Cash-Preferred” Unit	$10	$2.53	N/A	$2.33	$7.67
Per “Tax-Preferred” Unit	$10	$0.00	$2.58	$4.58	$7.67

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.
(2)	This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2004 Form 10-K for this partnership. The 12/31/04 unit values have been adjusted for the November NSP distribution (excluding the operating distribution “catch-up” for the Tax-Preferred unit holder) of approximately $2.33 per “Cash-Preferred” unit and $2.33 per “Tax-Preferred” unit.

ANNUALIZED YIELD — PER “CASH-PREFERRED” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	8.00%	5.00%	6.50%	—	—
2004	8.00%	8.00%	8.00%	8.50%	8.13%
2003	5.00%	4.50%	5.25%	6.50%	5.31%
2002	6.43%	5.00%	5.00%	5.00%	5.36%
2001	0.00%	0.00%	0.00%	6.58%	2.17%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2004	2003	2002	2001	2000	1999
10.80%	6.47%	6.42%	2.06%	N/A	N/A

For a more detailed quarterly financial report, please refer to Fund XIII’s most recent 10-Q filing, which can be found on the

Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFLYPROQ3FCTSH05-10	© 2005 Wells Real Estate Funds